Exhibit 4.18

AMENDMENT 2005-1

BECKMAN COULTER, INC.
2004 LONG-TERM PERFORMANCE PLAN

(Amendment of the Plan Regarding Annual Grants to Non-Employee Directors)

WHEREAS, Beckman Coulter, Inc., a Delaware corporation (the “Company”), maintains the Beckman Coulter, Inc. 2004 Long-Term Performance Plan (the “Plan”);

WHEREAS, pursuant to Section 9 of the Plan, the Board of Directors of the Company has the right to amend the Plan; and

WHEREAS, the Board of Directors of the Company deems it desirable to amend the Plan to provide for an automatic grant of (i) a nonqualified stock option to purchase 4,000 shares of the Company’s common stock (the “Common Shares”) and (ii) a stock unit award with respect to 700 Common Shares, to each non-employee director of the Company who is in office as of the first trading day on the New York Stock Exchange in each calendar year, commencing in 2006, during the term of the Plan.

NOW, THEREFORE, the Plan is hereby amended, effective December 31, 2005, as follows:

1.          Section 6 is hereby amended and restated to read in its entirety as follows:

“6.                        Director Formula Plan.

6.1                       Participation.   Awards under this Section 6 shall be granted to each member of the Board who is not, and has not been, an officer or employee of the Company or any subsidiary for a period of at least one year (an “Eligible Director”), exclusively in accordance with the provisions set forth below and subject to the limitations in Section 3. Options granted pursuant to Section 6.2 and stock units granted pursuant to Section 6.3 will be evidenced by award agreements the forms of which have been approved by the Board.

6.2                       Annual Option Grants.   Subject to adjustments under Section 6.5, each Eligible Director in office on the first day of trading on the New York Stock Exchange in each calendar year during the term of this Plan, commencing in 2006, shall automatically be granted at the close of trading on that day (without any action by the Administrator) a nonqualified stock option (the grant date of which will be such date) to purchase 4,000 Common Shares. Subject to adjustments under Section 6.5, if an Eligible Director first takes office after December 31, 2005 and other than on or before the first day of trading on the New York Stock Exchange in the year in which he or she first takes office, the Eligible Director shall be granted (without any action by the Administrator) a nonqualified stock option (the grant date of which will be the date he or she first takes office) to purchase 400 Common Shares, or if greater, the number of Common Shares determined by multiplying 4,000 by (i) the number of days remaining after the grant date until the following January 2 (provided that such number shall not be greater than 365), divided by (ii) 365, then rounded to the next whole number.

6.2.1             Exercise Price.   The purchase price per share covered by each option granted pursuant to this Section 6.2 shall be 100 percent of the fair market value of a Common Share on the grant date. The exercise price of any option granted under this Section 6.2 shall be paid in full at the time of each purchase in cash or by check or in Common Shares valued at their fair market value on the date of exercise of the option, or partly in such shares and partly in cash, but any such shares used in payment must be owned by the participant at least six months prior to the date of exercise.

6.2.2             Term.   Each option granted under this Section 6.2 and all rights or obligations thereunder will expire 7 years after the grant date and will be subject to earlier termination as provided below. Each option granted under this Section 6.2 will become exercisable as to 33 1/3% of the total number of Common Shares subject to the option on each of the first, second and third anniversaries of the grant date of the option.

6.2.3             Early Termination.   Subject to earlier termination of the option pursuant to Section 6.2.2, 6.5 or 6.6, if an Eligible Director’s services as a member of the Board terminate (for any reason) (the last day that the Eligible Director provides services as a member of the Board is referred to as the Eligible Director’s “Severance Date”), (a) the Eligible Director will have until the date that is one year after his or her Severance Date to exercise the option (or portion thereof) to the extent that it was vested on the Severance Date, (b) the option, to the extent not vested on the Severance Date, shall terminate on the Severance Date, and (c) the option, to the extent exercisable for the one-year period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the one-year period.

6.3                       Annual Stock Unit Grants.   Subject to adjustments under Section 6.5, each Eligible Director in office on the first day of trading on the New York Stock Exchange in each calendar year during the term of this Plan, commencing in 2006, shall automatically be granted at the close of trading on that day (without any action by the Administrator) a stock unit award (the grant date of which will be such date) with respect to 700 Common Shares. Subject to adjustments under Section 6.5, if an Eligible Director first takes office after December 31, 2005 and other than on or before the first day of trading on the New York Stock Exchange in the year in which he or she first takes office, the Eligible Director shall be granted (without any action by the Administrator) a stock unit award (the grant date of which will be the date he or she first takes office) with respect to 70 Common Shares, or if greater, the number of Common Shares determined by multiplying 700 by (i) the number of days remaining after the grant date until the following January 2 (provided that such number shall not be greater than 365), divided by (ii) 365, then rounded to the next whole number.

6.3.1             Vesting.   Each stock unit award granted under this Section 6.3 shall become vested as to 33 1/3% of the number of Common Shares subject to the award on each of the first, second and third anniversaries of the grant date of the stock unit award.

6.3.2             Voting; Dividend Rights.   An Eligible Director to whom a stock unit award is granted pursuant to this Section 6.3 shall have no rights as a stockholder of the Company, no dividend rights (except as expressly provided in the award agreement evidencing the stock unit award with respect to dividend equivalent rights) and no voting rights with respect to the stock units or any Common Shares issuable in respect of such stock units, until Common Shares are actually delivered and held of record by the Eligible Director.

6.3.3             Timing and Manner of Payment.   Stock units subject to a stock unit award granted pursuant to this Section 6.3 shall be paid in an equivalent number of Common Shares promptly after the vesting of such stock units; provided, however, that an Eligible Director may elect, on a form and in a manner provided by the Administrator, prior to the December 31 immediately preceding the year in which the stock unit award is granted to have vested stock units paid promptly after the Eligible Director first ceases to serve as a member of the Board. An Eligible Director entitled to receive payment of Common Shares pursuant to a stock unit award shall deliver to the Company any representations or other documents or assurances required by the Company.

6.4                       Limits.   Annual grants that would otherwise exceed the maximum number of Common Shares under Section 3 will be prorated within such limitation.

6.5                       Adjustments.   Options granted under Section 6.2 and stock units granted under Section 6.3 will be subject to adjustments, accelerations and terminations as provided in Section 8, but only to the extent that such adjustment and any Administrator action in respect thereof in the case of a Change in Control Event (as defined in Section 8.1) is effected pursuant to the terms of a reorganization agreement approved by stockholders of the Company, or is otherwise consistent with adjustments to options and stock units held by persons other than executive officers or directors of the Company (or, if there are none, consistent in respect of the underlying shares with the effect on stockholders generally).

6.5                       Acceleration Upon a Change in Control Event.   Each option granted under Section 6.2 and each stock unit granted under Section 6.3 shall become fully vested and immediately exercisable or payable, as applicable, upon the occurrence of a Change in Control Event as provided in Section 8.1; subject, however, to the discretion of the Administrator to prevent such full acceleration as provided therein. Each option granted under Section 6.2 and each stock unit granted under Section 6.3 shall be subject to early termination also as provided in Section 8.1.”

2.                              A new section 11.4 is hereby added to the Plan to read in its entirety as follows:

“11.4          Construction.   This Plan shall be construed and interpreted to comply with Section 409A of the Code. Notwithstanding Section 9 above, the Company reserves the right to amend the Plan and any outstanding awards granted under this Plan to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of such awards in light of Section 409A and any regulations or other guidance promulgated thereunder.”

IN WITNESS WHEREOF, this amendment is hereby adopted this 22nd day of December, 2005.

BECKMAN COULTER, INC.
By	/s/ JAMES ROBERT HURLEY
James Robert Hurley
Its:	Vice President, Human Resources